Exhibit 23.1


              Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our reports included and incorporated by reference in this Form 10-K/A, into the company's previously filed Form S-8 Registration Statements, File Numbers, 033-65256, 033-65254, 033-65890, 333-07735, 333-46791, 333-46795, 333-46797,
333-46809, and 333-46811. It should be noted that we have not audited any financial statements of the Company subsequent to April 30, 1998 or performed any audit procedures on any financial statements of the Company subsequent to the April 30, 1998 financial statements and subsequent to the date of our report.




                           ARTHUR ANDERSEN LLP


Kansas City, Missouri,
February 11, 2000


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